EXHIBIT 10.1

FIRST AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into effective as of the 31st day of December, 2008, by and between MULTIMEDIA GAMES, INC., a Delaware corporation (the “Company”), and ANTHONY SANFILIPPO (the “Executive”).

WHEREAS, the Company and the Executive entered into that certain Executive Employment Agreement dated June 15, 2008 (as amended, modified and supplemented from time to time, the “Employment Agreement”); and

WHEREAS, the parties desire to amend the Employment Agreement pursuant to the terms conditions and conditions contained herein;

NOW, THEREFORE, in consideration of the premises, the mutual covenants herein contained and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.
Terms.  Capitalized terms used herein and not otherwise defined herein (including, without limitation, in the language amendatory to the Employment Agreement) shall have the respective meanings given such terms in the Employment Agreement.

2.	Schedule 1.8.2 entitled “Termination Without Cause; Resignation for Good Reason” shall be deleted in its entirety and replaced with the following paragraph:

1.8.2 Termination Without Cause; Resignation for Good Reason.  Subject to the provisions set forth in Section 1.8.3, in the case of a termination of Executive’s employment hereunder  Without Cause in accordance with Section 1.7.4 above, or Executive’s resignation with Good Reason, the Company (i) shall pay Executive (A) in the event that the Termination takes place on or before June 15, 2009, one year of Base Salary continuation (to be paid in accordance with the Company’s normal payroll practices) and Target Bonus (Target Bonus to be paid at the end of the year), subject to the tax withholding specified in Section 1.4.1 above or (B) in the event that the Termination takes place after June 15, 2009, two years of Base Salary continuation (to be paid in accordance with the Company’s normal payroll practices) and two years of Target Bonus (Target Bonuses to be paid at the end of each year); such payments must not however extend beyond the second taxable year of the Executive following the taxable year in which the termination of employment occurred; and (ii) if Executive elects to continue health coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), for a period up to one year after the termination, the Company will pay Executive’s premiums, in an amount sufficient to maintain the level of health benefits in effect on Executive’s last day of employment.  Further, subject to the provisions set forth in Section 1.8.3, in the event that there is a Change of Control and within one year after the closing of the Change of Control, Executive is terminated Without Cause or resigns for Good Reason, (i) the Company shall pay Executive a lump sum equal to two years of Base Salary continuation and two years of Target Bonus, such lump sum payment must be made within 60 days of such termination of employment; (ii) if Executive elects to continue health coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), for a period up to one year after the termination, the Company will pay Executive’s premiums, in an amount sufficient to maintain the level of health benefits in effect on Executive’s last day of employment; and (iii) the Option will immediately vest as set forth in Section 1.5.

For purposes of this Agreement, “Good Reason” means the occurrence of any of the following:  (i) the assignment to Executive of duties materially inconsistent with his status as President and Chief Executive Officer of the Company or a material adverse alternation in the nature or status of his responsibilities, duties or authority; (ii) the requirement that Executive report to anyone other than the Board of Directors or a committee thereof; (iii) the failure of Executive to be nominated for election as a member of the Board of Directors; (iv) a material reduction by the Company in Executive’s then Base Salary or Target Bonus, a material reduction in other benefits, or the failure by the Company to pay Executive any material portion of his current compensation when due; (v) a requirement that Executive report to a primary work location that is more than 50 miles from the Company’s current location in Austin, Texas; (vi) the Company requiring Executive either (a) to be based anywhere other than the location of the Company’s principal offices in Austin (except for required travel in the Company’s business to an extent substantially consistent with Executive’s present business obligations) or (b) to remove recognition of home offices in Germantown, Tennessee and Salt Lake City, Utah; or (viii) the failure of the Executive and a successor company to reach a mutually agreeable employment agreement, so long as Executive is willing and able to execute a new contract that substantially provides similar terms and conditions to this Agreement.  Notwithstanding the foregoing, Executive’s resignation shall not be treated as a resignation for Good Reason unless (a) Executive notifies the Company in writing of a condition constituting Good Reason within 60 days following Executive’s knowledge of its initial occurrence; (b) the Company fails to remedy such condition within 30 days following such written notice (the “Remedy Period”); and (c) Executive resigns within 30 days following the expiration of the Remedy Period.  In addition the termination must occur within two years of the occurrence of one of the above enumerated events.

3.	Section 4.2, entitled Section 409A shall be deleted in its entirety and replaced by the following:
4.2.           Section 409A.  Notwithstanding any inconsistent provision of this Agreement, to the extent the Company determines in good faith that (a) one or more of the payments or benefits received or to be received by Executive pursuant to this Agreement in connection with Executive’s termination of employment would constitute deferred compensation subject to the rules of Section 409A of the Code (“Section 409A”) and (b) Executive is a “specified employee” under Section 409A, then only to the extent required to avoid Executive’s incurrence of any additional tax or interest under Section 409A, such payment or benefit will be delayed until the earliest date following Executive’s “separation from service” within the meaning of Section 409A which will permit Executive to avoid such additional tax or interest.  The Company and Executive agree to negotiate in good faith to reform any provisions of this Agreement to maintain to the maximum extent practicable the original intent of the applicable provisions without violating the provisions of Section 409A, if the Company deems such reformation necessary or advisable pursuant to guidance under Section 409A to avoid the incurrence of any such interest and penalties.  Such reformation shall not result in a reduction of the aggregate amount of payments or benefits under this Agreement.  Any payments under this Agreement that are deemed subject to Section 409A shall be subject to the following terms and provisions:

4.2.1
Nonassignability.  The Executive, nor any other person shall have the right to commute, sell, assign, transfer, pledge, anticipate, mortgage, or otherwise encumber, transfer, hypothecate, alienate, or convey in advance of actual receipt, the amounts, if any, payable under this Agreement that are deemed under Section 409A to be “deferred compensation” (“Deferred Compensation”), or any part thereof, and all rights to such payments are expressly declared to be, unassignable and non-transferable.  Subject to Section 4.2.3 below, no part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment, or sequestration for the payments of debts, judgments, alimony or separate maintenance owed by Executive or any other person, be transferable by operation of law in the event of a Executive’s or any other person’s bankruptcy or insolvency, or be transferable to a spouse as a result of a property settlement or otherwise.  Any purported assignment, encumbrance or transfer of any nature before actual receipt shall be null and void.

4.2.2	No Suspension of Severance. Once the deferred compensation payments commence, such payments shall continue to be made, except as otherwise permitted under Section 409A.

4.2.3
Set-Off.  Notwithstanding any provision herein or any agreement to the contrary, the Company shall not have any right to offset against any Deferred Compensation benefits payable under this Agreement until such benefit is distributable to Executive or his/her beneficiary or as otherwise allowed under Section 409A.

4.2.4
Acceleration of Benefits.  The Company may not accelerate any Deferred Compensation benefits.  Notwithstanding the previous sentence, the Company may permit any acceleration that is allowed under Section 409A.

4.2.5
Compliance with Section 409A.  The provisions of  this Agreement shall be interpreted and administered consistent with Section 409A, Treasury Regulations and other applicable guidance issued under Section 409A and shall incorporate the terms and provisions required by Section 409A.  If any provision herein would cause noncompliance with Section 409A, such provision shall be disregarded and this Employment Agreement shall be construed and administered as if such provision were not a part of this Employment Agreement.

4.
Ratification.  The Employment Agreement, as herein amended, remains in full force and effect in accordance with its terms, and the Company and the Executive hereby ratify and confirm the same.  The Company and the Executive agree that no event of default or default has occurred and is continuing under the Employment Agreement, as herein amended.

5.	Law Governing. This Amendment shall be governed by and interpreted in accordance with the laws of the State of Texas.

This First Amendment to Executive Employment Agreement is executed on the 31st day of December, 2008.

“COMPANY”

MULTIMEDIA GAMES, INC.

By:	/s/ Neil E. Jenkins
NEIL E. JENKINS
Chairman Compensation Committee

“EXECUTIVE”

/s/ Anthony M. Sanfilippo
ANTHONY M. SANFILIPPO